Exhibit 10.12

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into this 28th day of December, 2000, by and between Duckwall-Alco Stores, Inc., a Kansas corporation (the "Company"), and James E. Schoenbeck, an individual (the "Employee").

1.                  Certain Definitions.  As used in this Agreement, unless otherwise defined herein or unless the context otherwise requires, the following terms shall have the following meanings:

(a)                Cause.  "Cause" means (i) the Employee has failed materially to devote reasonable attention and time during normal business hours to the business and affairs of the Company or the subsidiary of the Company that is the Employee's primary employer, as applicable, and, to the extent necessary to discharge the responsibilities assigned to the Employee in accordance with the provisions of this Agreement, to use the Employee's reasonable best efforts to faithfully and efficiently perform such responsibilities (other than as a result of incapacity due to physical or mental illness), which failure is demonstrably willful and deliberate on the Employee's part, is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and is not remedied in a reasonable period of time after receipt of a written notice from the Company specifying such breach, (ii) the Employee has been convicted of a felony or misdemeanor involving moral turpitude, (iii) the Employee has engaged in acts or omissions against the Company or the subsidiary of the Company that is the Employee's primary employer, as applicable, constituting dishonesty, intentional breach of fiduciary obligation, or intentional wrongdoing or misfeasance, which acts or omissions result in a material detriment to the assets, business or prospects of the Company or the subsidiary of the Company that is the Employee's primary employer, as applicable, (iv) the Employee has acted intentionally and in bad faith in a manner that results in a material detriment to the assets, business or prospects of the Company or the subsidiary of the Company that is the Employee's primary employer, as applicable, (v) the Employee has been guilty of habitual absenteeism, chronic alcoholism or other form of addiction, or (vi) the Employee has breached any obligation under this Agreement.

(b)               Change of Control.  "Change of Control" means a change of control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (as in effect on the date hereof) promulgated under the Securities Exchange Act of 1934, as in effect on the date hereof (the "Exchange Act"); rovided, however, that, without limitation, such a change of control shall be deemed to have occurred upon the occurrence of any of the following events:

(i)                  any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, becomes, after the date hereof, the beneficial owner, directly or indirectly, of securities of the Company representing 40% or more of the total voting power of the Company's then-outstanding securities ("Interested Shareholder");

(ii)                less than a majority of the members of the Board of Directors of the Company are persons who were either nominated for election or selected by (A) members of the Board of Directors of the Company who were in office prior to the time any person became an Interested Shareholder (the "Continuing Directors") or (B) any successor to a Continuing Director;

(iii)               the merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities (which term means any securities which vote generally in the election of directors) of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80 percent of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv)              the sale or disposition by the Company of all or substantially all of the Company's assets.

(c)                Company Plans.  "Company Plans" means  (1) all incentive, bonus, savings and retirement plans, practices, policies and programs, (2) all welfare benefit plans, practices, policies and programs (including medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs), (3) expense reimbursement for all reasonable employment expenses incurred by the Employee, (4) the provision of fringe benefits, (5) the provision of an office or offices of a certain size and with furnishings and other appointments, and personal secretarial and other assistance, and (6) the provision of paid vacation time.

(d)               Confidential Information.  "Confidential Information" means any information or data used by or belonging or relating to the Company or any subsidiary, parent or affiliate of the Company that is not known generally to the industry in which the Company or any subsidiary, parent or affiliate of the Company is or may be engaged, including without limitation, any and all trade secrets, proprietary data and information relating to the Company's or any subsidiary, parent or affiliate of the Company's past, present or future business and products, price lists, customer lists, processes, procedures or standards, know‑how, manuals, business strategies, records, drawings, specifications, designs, financial information, whether or not reduced to writing, or information or data which the Company or any subsidiary, parent or affiliate of the Company advises the Employee should be treated as confidential information.

(e)                Date of Termination.  "Date of Termination" means (i) if the Employee's employment is terminated by the Company for Cause or by the Employee with Good Reason, the date of receipt of the Notice of Termination or any later date permitted to be specified therein, as the case may be, (ii) if the Employee's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Employee of such termination, (iii) if the Employee's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Employee, and (iv) if the Employee's employment is terminated by the Employee for other than Good Reason, the Date of Termination shall be the date on which the Employee notifies the Company in writing of such termination or any later date permitted to be specified therein, as the case may be.

(f)                 Disability.  The "Disability" of the Employee shall mean the inability of the Employee to perform the Employee's duties hereunder by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than six months, as determined in writing by a qualified independent physician mutually acceptable to the Employee and the Company, which agreement as to acceptability shall not be unreasonably withheld.

(g)                Good Reason.  "Good Reason" means any of the following:

(i)                  Any reduction or diminution in the Employee's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities in any material respect from the most significant of those held, exercised or assigned at any time during the term of this Agreement; excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Employee;

(ii)                Any reduction in the Employee's Salary (as defined in Section 3); excluding for this purpose any isolated, insubstantial and inadvertent action not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Employee;

(iii)               Any reduction in benefits received by the Employee under Company Plans to less than the most favorable benefits provided to the Employee by the Company under Company Plans at any time during the term of this Agreement; excluding for this purpose any isolated, insubstantial and inadvertent action not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Employee; and

(iv)              The Employee being required by the Company to be based at any office or location that is more than 35 miles from the location where the Employee was employed on February 1, 2001.

(h)                Inventions.  "Inventions" means inventions, discoveries, ideas, concepts, systems, works, trade secrets, know‑how, intellectual property, products, processes or improvements or modifications of current products, processes or designs, or methods of manufacture, distribution, management or otherwise (whether or not covered by or able to be covered by a patent or copyright).

(i)                  Notice of Termination.  "Notice of Termination" means a written notice of termination which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated, and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 15 days after the giving of such notice).

2.                  Employment.  The Company agrees to employ the Employee and the Employee agrees to be employed by the Company as Senior Vice President - Operations of the Company upon the terms and conditions of this Agreement, commencing on February 1, 2001 and continuing until terminated as provided in Section 12.  The Employee shall report to the President of the Company.

3.                  Compensation.  For all services rendered by the Employee to the Company, the Company shall pay the Employee a salary at the annual rate of One Hundred Fifty-Five Thousand ($155,000) with such salary to be reviewed annually and increased at the sole discretion of the Company (the "Salary") payable in arrears in accordance with the Company's general payroll practices for salaried employees.

4.                  Expenses.  The Company shall reimburse the Employee for all ordinary and necessary expenses incurred and paid by the Employee in the course of the performance of the Employee's duties pursuant to this Agreement and consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, and subject to the Company's requirements with respect to the manner of approval and reporting of such expenses.

5.                  Additional Benefits.  The Employee shall be eligible for such fringe benefits, if any, by way of insurance, hospitalization, vacations and bonus programs normally provided to other members of the executive management of the Company generally and such additional benefits as may be from time to time agreed upon in writing between the Employee and the Company.  In addition, notwithstanding the Employee's termination of employment by the Company or by the Employee, the Company shall maintain, at its own expense, health insurance covering the Employee until the later of (i) the Employee's death, or (ii) the Employee's sixty-fifth (65th) birthday.  Such health insurance shall be equivalent to that provided to the Employee by the Company on the Date of Termination or the date of expiration of this Agreement.

6.                  Duties.  The Employee agrees that so long as he is employed under this Agreement he will (i) to the satisfaction of the Company devote his best efforts and his entire business time to further properly the interests of the Company, (ii) at all times be subject to the Company's direction and control with respect to his activities on behalf of the Company, (iii) comply with all rules, orders and regulations of the Company, (iv) truthfully and accurately maintain and preserve such records and make all reports as the Company may require, and (v) fully account for all monies and other property of the Company of which he may from time to time have custody and deliver the same to the Company whenever and however directed to do so.

7.                  Disclosure and Assignment of Inventions.

(a)                The Employee agrees that any Inventions that he, alone or with others, may conceive, develop, make or perfect, in whole or in part, during his employment by the Company which relate or pertain in any way to the existing or reasonably anticipated scope of the Company's or any subsidiary, parent or affiliate of the Company's business, or that he, alone or with others, may conceive, make or perfect in whole or in part, in the performance of the duties of his employment by the Company, shall be promptly and fully disclosed in writing immediately by the Employee to the Company (but to no other person or persons prior to procuring patents therefor).  All of the right, title and interest in and to any Invention shall be and hereby is assigned exclusively to the Company or its nominee regardless of whether or not the conception, development, making or perfection of such Inventions involved the use of the Company's time, facilities or materials and regardless of where such Inventions may be conceived, made or perfected and shall become the sole property of the Company or its nominee.

(b)               The Employee agrees to execute and deliver all documents and do all acts which the Company shall deem necessary or desirable to secure to the Company or its nominee the entire right, title and interest in and to said Inventions, including, without limitation, applications for any United States and/or Foreign Letters Patent or Certificates of Copyright Registration in the name of or for the benefit of the Company or, in the discretion of the Company, in the Employee's name, which patents and copyrights shall then be assigned by the Employee to the Company.  Any document described above prepared and filed pursuant to this subsection shall be so prepared and filed at the Company's expense.  The Employee hereby irrevocably appoints the President or any Vice President of the Company as his attorney‑in‑fact with authority to execute for him and on his behalf any and all assignments, patent or copyright applications, or other instruments and documents required to be executed by the Employee pursuant to this subsection, if the Employee is unwilling or unable to execute same.

(c)                The Company shall have no obligation to use, attempt to protect by application for Letters Patent or Certificates of Copyright Registration or promote any of said Inventions; provided, however, that the Company, in its sole discretion, may reward the Employee for any especially meritorious contributions in any manner it deems appropriate or may provide the Employee with full or partial releases as to any subject matter contributed by the Employee in which the Company is not interested.

8.                  Covenant Not to Disclose Confidential Information.  The Employee acknowledges that during the course of his employment with the Company he has or will have access to and knowledge of certain information and data which the Company or any subsidiary, parent or affiliate of the Company considers confidential and that the release of such information or data to unauthorized persons would be extremely detrimental to the Company.  As a consequence, the Employee hereby agrees and acknowledges that he owes a duty to the Company not to disclose, and agrees that, during or after the term of his employment, without the prior written consent of the Company, he will not communicate, publish or disclose, to any person anywhere or use any Confidential Information for any purpose other than carrying out his duties as contemplated by this Agreement.  The Employee will use his best efforts at all times to hold in confidence and to safeguard any Confidential Information from falling into the hands of any unauthorized person and, in particular, will not permit any Confidential Information to be read, duplicated or copied.  The Employee will return to the Company all Confidential Information in the Employee's possession or under the Employee's control when the duties of the Employee no longer require the Employee's possession thereof, or whenever the Company shall so request, and in any event will promptly return all such Confidential Information if the Employee's relationship with the Company is terminated for any or no reason and will not retain any copies thereof.

9.                  Covenant Not to Compete.  The Employee acknowledges that during his employment with the Company he, at the expense of the Company, has been and will be specially trained in the business of the Company, has established and will continue to establish favorable relations with the customers, clients and accounts of the Company or any subsidiary, parent or affiliate of the Company and will have access to Inventions, trade secrets and Confidential Information of the Company or any subsidiary, parent or affiliate of the Company.  Therefore, in consideration of such training and relations, his employment with the Company, and to further protect the Inventions, trade secrets and Confidential Information of the Company or any subsidiary, parent or affiliate of the Company, the Employee agrees that for a period commencing on the date hereof and ending on the second anniversary of the Date of Termination, he will not, directly or indirectly, without the express written consent of the Company, except when and as requested to do in and about the performing of his duties under this Agreement:

(a)                own, manage, operate, control or participate in the ownership, management, operation or control of, or have any interest, financial or otherwise, in or act as an officer, director, partner, member, principal, employee, agent, representative, consultant or independent contractor of, or in any way assist any individual or entity in the conduct of, any business located in or doing business within a fifty (50) mile radius of any current or future business location of the Company or any subsidiary, parent or affiliate of the Company which is engaged or may become engaged in any business competitive to any business now or at any time during the period hereof engaged in by the Company or any subsidiary, parent or affiliate of the Company, including, but not limited to, any business that is engaged in retail, discount or general merchandising operations;

(b)               divert or attempt to divert clients or customers (whether or not such persons have done business with the Company or any subsidiary, parent or affiliate of the Company once or more than once) or accounts of the Company or any subsidiary, parent or affiliate of the Company; or

(c)                entice or induce or in any manner influence any person who is or shall be in the employ or service of the Company or any subsidiary, parent or affiliate of the Company to leave such employ or service for the purpose of engaging in a business which may be in competition with any business now or at any time during the period hereof engaged in by the Company or any subsidiary, parent or affiliate of the Company.

Notwithstanding the foregoing provisions, the Employee may own not more than five percent (5%) of the outstanding equity securities in any corporation or entity that is listed upon a national stock exchange or actively traded in the over‑the‑counter market.  Notwithstanding the foregoing provisions, the Employee shall not, directly or indirectly, without the express written consent of the Company, except when and as requested to do in and about the performing of his duties under this Agreement, engage in any actions under subsections (a), (b) or (c) above, at any time the Company is making payments to the Employee pursuant to this Agreement.

10.              Specific Performance.  Recognizing that irreparable damage will result to the Company in the event of the breach or threatened breach of any of the foregoing covenants and assurances by the Employee contained in Sections 7, 8 or 9 hereof, and that the Company's remedies at law for any such breach or threatened breach will be inadequate, the Company and its successors and assigns, in addition to such other remedies which may be available to them, shall be entitled to an injunction, including a mandatory injunction, to be issued by any court of competent jurisdiction ordering compliance with this Agreement or enjoining and restraining the Employee, and each and every person, firm or company acting in concert or participation with him, from the continuation of such breach and, in addition thereto, he shall pay to the Company all ascertainable damages, including costs and reasonable attorneys' fees sustained by the Company by reason of the breach or threatened breach of said covenants and assurances.  The obligations of the Employee and the rights of the Company, its successors and assigns under Sections 5, 7, 8, 9, 10, 11, 14, 15, 19 and 21 of this Agreement shall survive the termination of this Agreement.  The covenants and obligations of the Employee set forth in Sections 7, 8 and 9 hereof are in addition to and not in lieu of or exclusive of any other obligations and duties of the Employee to the Company, whether express or implied in fact or in law.

11.              Potential Unenforceability of Any Provision.  If a final judicial determination is made that any provision of this Agreement is an unenforceable restriction against the Employee, the provisions hereof shall be rendered void only to the extent that such judicial determination finds such provisions unenforceable, and such unenforceable provisions shall automatically be reconstituted and become a part of this Agreement, effective as of the date first written above, to the maximum extent in favor of the Company that is lawfully enforceable.  A judicial determination that any provision of this Agreement is unenforceable shall in no instance render the entire Agreement unenforceable, but rather the Agreement will continue in full force and effect absent any unenforceable provision to the maximum extent permitted by law.

12.              Term and Termination.

(a)                Subject to Sections 12(b), 12(c) and 12(d), the term of the Employee's employment under this Agreement shall commence on February 1, 2001 and end on February 1, 2003; provided, however, that such period shall be extended for successive one year extensions unless during the month of December that is fourteen (14) months prior to the end of the term then in effect either party shall give notice to the other that the term shall not be so extended.  By way of illustration, if no notice of termination is given in December, 2001, then the term shall be extended by one year to February 1, 2004, but if notice that the term is not to be extended is given in December, 2001, then the term shall end February 1, 2003.

(b)               Notwithstanding Section 12(a), this Agreement shall terminate immediately upon the death, Disability or adjudication of legal incompetence of the Employee or the occurrence of a Change of Control.

(c)                Notwithstanding Section 12(a), the Company may terminate this Agreement and the Employee's employment at any time for Cause or without Cause.  Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for Cause without (i) reasonable notice to the Employee setting forth the reasons for the Company's intention to terminate for Cause, (ii) an opportunity for the Employee, together with his counsel, to be heard before the Board of Directors of the Company, and (iii) delivery to the Employee of a Notice of Termination from the Board of Directors of the Company finding that in the good faith opinion of the Board of Directors the Employee was guilty of conduct set forth in Section 1(a), and specifying the particulars thereof in detail.

(d)               Notwithstanding Section 12(a), the Employee may terminate this Agreement and the Employee's employment at any time with or without Good Reason.

(e)                In the event (x) the Company elects to terminate the Employee's employment for Cause or as a result of the death, Disability or adjudication of legal incompetence of the Employee, or (y) the Employee elects to terminate the Employee's employment without Good Reason, the Company shall pay or provide to the Employee:

(i)                  such Salary as the Employee shall have earned up to the Date of Termination; and

(ii)                such other fringe benefits (other than any bonus, severance pay benefit or participation in the Company's 401(k) employee benefit plan) normally provided to employees of the Company as the Employee shall have earned up to the Date of Termination.

(f)                 In the event (x) the Company elects to terminate the Employee's employment without Cause, or (y) the Employee elects to terminate the Employee's employment with Good Reason, the Company shall pay or provide to the Employee:

(i)                  the unpaid amount of the Employee's Salary for the remainder of the term of this Agreement, with such amount to be paid in arrears in accordance with the Company's general payroll practices for salaried employees; and

(ii)                such other fringe benefits (other than any bonus, severance pay benefit or participation in the Company's 401(k) employee benefit plan) normally provided to employees of the Company as the Employee shall have earned up to the Date of Termination.

(g)                In the event of a Change of Control, immediately upon the COC Date (as defined in subsection (h) hereof), the Employee's employment shall terminate (if not already terminated pursuant to (i), (ii) or (iii) of the definition of COC Date) without any further act on the part of the Company or the Employee and:

(i)                  The Company shall pay to the Employee cash in an amount equal to the aggregate of the following amounts, which payment shall be made in a lump sum within 15 days after the Change of Control:  (A) an amount equal to two (2) times the Salary in effect on the COC Date, plus (B) such Salary as the Employee shall have earned up to the Date of Termination, minus (C) the amount of any payments, if any, made pursuant to subsections (e) or (f) hereof; and

(ii)                The Company shall pay or provide to the Employee such other fringe benefits (other than any bonus, severance pay benefit or participation in the Company's 401(k) employee benefit plan) normally provided to employees of the Company as the Employee shall have earned up to the Date of Termination.

(h)                "COC Date" shall mean the first date on which a Change of Control occurs; provided, however, if (i) a Change of Control occurs, (ii) the Employee's employment is terminated by the Company other than for Cause or the Employee terminates his employment for Good Reason, in either case prior to the date on which the Change of Control occurs, and (iii) it is reasonably demonstrated by the Employee that such termination of employment or such action by the Company triggering the Employee's right to terminate the Employee's employment for Good Reason (A) was at the request or direction of a third party who has taken steps reasonably calculated to effect the Change of Control, or (B) otherwise arose in connection with or in anticipation of the Change of Control, then for purposes of this Agreement "COC Date" shall mean the date of such termination of employment by the Company or by the Employee for Good Reason.

(i)                  Notice of Termination.  Any termination by the Company for Cause, or by the Employee with Good Reason, shall be communicated by Notice of Termination to the Employee given in accordance with Section 20.  The failure by the Company or the Employee to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Company or the Employee hereunder or preclude the Company or the Employee from asserting such fact or circumstance in enforcing the Company's or the Employee's rights hereunder.

(j)                 Interest.  Without limiting the rights of the Employee at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided under this Agreement on a timely basis, the Company will pay interest on the amount or the value thereof at two times the rate (the "Applicable Federal Rate") provided in section 1274(b)(2)(B) of the Internal Revenue Code of 1986, as amended (the "Code").

(k)               Section 280G.  Notwithstanding anything to the contrary contained in this Agreement, in the event that the aggregate payments or benefits to be made or afforded to the Employee under this Agreement or any Company Plan (the "Termination Benefits") would be deemed to include an "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended, such Termination Benefits shall be reduced to an amount equal to one dollar ($1.00) less than three (3) times the Employee's "base amount," as determined in accordance with Section 280G.  The allocation of such reduction among the Termination Benefits shall be determined by the Employee.

13.              Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or limit the Employee's continuing or future participation in any plan, program, policy or practice provided by the Company and for which the Employee may qualify, nor shall anything herein limit or otherwise affect such rights as the Employee may have under any contract or agreement with the Company.  Amounts which are vested benefits or which the Employee is otherwise entitled to receive at or subsequent to the Date of Termination under any plan, policy, practice or program of or any contract or agreement with the Company shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement.

14.              Full Settlement; Resolution of Disputes.

(a)                The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off that the Company may have against the Employee or others.  In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Employee obtains other employment.  The Company agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which the Employee may reasonably incur as a result of any dispute or contest (regardless of the outcome thereof) by the Company, the Employee or others of the validity or enforceability of, or the existence of liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Employee about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at one hundred twenty percent (120%) of the Applicable Federal Rate.

(b)               If there shall be any dispute or contest between the Company and the Employee (i) in the event of any termination of the Employee's employment by the Company, whether such termination was for Cause, or (ii) in the event of any termination of employment by the Employee whether Good Reason existed, then, unless a written opinion of independent legal counsel selected by a majority of disinterested directors is furnished to the Company opining that such termination was for Cause or that the determination by the Employee of the existence of Good Reason did not exist for termination of employment by the Employee, the Company shall pay all amounts, and provide all benefits, to the Employee and/or the Employee's family or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to Section 12(a) as though such termination were by the Company without Cause.  If the Company does not promptly pay the amounts and provide the benefits contemplated by this Agreement because it has received a written opinion of independent legal counsel to the effect described in the immediately preceding sentence, then (A) a notice to that effect shall be promptly provided to the Employee together with a copy of such legal opinion which shall disclose the reasons for such legal opinion, (B) the Employee may bring suit in any court of competent jurisdiction against the Company to enforce the Employee's rights under this Agreement, (C) the burden of proving that the Employee is not entitled to receive the amounts and the benefits contemplated by this Agreement shall be on the Company, (D) the Company shall advance to the Employee all legal fees and expenses which the Employee may reasonably incur as a result of any such action, if the Employee undertakes to repay such fees and expenses in the event that there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was for Cause or that Good Reason did not exist for termination of employment by the Employee, and (E) if a court of competent jurisdiction renders a final, nonappealable judgment declaring that such termination was not for Cause or that Good Reason did exist for such termination by the Employee, then the Employee shall receive all payments and benefits contemplated by this Agreement, plus interest on any delayed payment or benefit at one hundred twenty percent (120%) of the Applicable Federal Rate.

15.              Waiver of Breach.  Failure of the Company to demand strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of the term, covenant or condition, nor shall any waiver or relinquishment by the Company of any right or power hereunder at any one time or more times be deemed a waiver or relinquishment of the right or power at any other time or times.

16.              No Breach.  The Employee represents and warrants to the Company that neither the execution nor delivery of this Agreement, nor the performance of the Employee's obligations hereunder will conflict with, or result in a breach of, any term, condition, or provision of, or constitute a default under, any obligation, contract, agreement, covenant or instrument to which the Employee is a party or under which the Employee is bound, including without limitation, the breach by the Employee of a fiduciary duty to any former employers.

17.              Entire Agreement; Amendment.  This Agreement cancels and supersedes all previous agreements relating to the subject matter of this Agreement, written or oral, between the parties hereto and contains the entire understanding of the parties hereto and shall not be amended, modified or supplemented in any manner whatsoever except as otherwise provided herein or in writing signed by each of the parties hereto.

18.              Headings.  The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof.

19.              Governing Law.  This Agreement and all rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Kansas applicable to agreements made and to be performed entirely within the State of Kansas, including all matters of enforcement, validity and performance.

20.              Notice.  Any notice, request, consent or communication under this Agreement shall be effective only if it is in writing and personally delivered or sent by certified mail, return receipt requested, postage prepaid, or by a nationally recognized overnight delivery service, with delivery confirmed, addressed as follows:

If to the Company:

Name:

Duckwall-Alco Stores, Inc.

401 Cottage Avenue

Abilene, Kansas  67410-2832

Attn:  Chairman, Compensation Committee

If to the Employee:

James E. Schoenbeck

1204 North Buckeye

Abilene, Kansas 67410

or such other persons and/or addresses as shall be furnished in writing by any party to the other party, and shall be deemed to have been given only upon its delivery in accordance with this Section 20.

21.              Successors.

(a)                This Agreement is personal to the Employee and shall not be assignable by the Employee without the prior written consent of the Company otherwise than by will or the laws of descent and distribution.  If the Employee should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee's devisee, legatee, or other designee or, if there be no such designee, to Employer's estate.

(b)               This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

22.              Taxes.  The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

23.              Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

IN WITNESS WHEREOF, the Company has caused this Employment Agreement to be duly executed, and the Employee has hereunto set his hand, as of the day and year first above written.

                                                                                        DUCKWALL-ALCO STORES, INC.

                                                                                           By:    /s/Charles E. Bogan
                                                                                                    Charles E. Bogan, Vice President

                                                                                                     /s/James E. Schoenbeck
                                                                                                    James E. Schoenbeck